VOXX (2019 Q4 Results) May 15, 2019

Corporate Speakers:

•	Glenn Wiener, VOXX International Corporation, IR

•	Patrick M. Lavelle, VOXX International Corporation, President, CEO & Director

•	Charles Michael Stoehr, VOXX International Corporation, SVP, CFO & Director

•	John J. Shalam, VOXX International Corporation, Chairman of the Board

Participants:

•	Braden Michael Leonard, BML Capital Management, LLC, Analyst

•	Sheldon Grodsky, Grodsky Associates, Inc., Analyst

•	Eric Landry, BML Capital Management, LLC, Analyst

PRESENTATION

Operator: Welcome to VOXX International Fiscal 2019 Year-End Conference Call.

(Operator Instructions)

As a reminder, this conference is being recorded.

I'd now like to turn the conference over to Glenn Wiener, Investor Relations. You may begin.

Glenn Wiener: Thank you, Tiffany. Good morning, and welcome to VOXX International's FY19 fourth quarter and year-End results conference call. Our call today is being webcast live on our website www.voxxintl.com, and a replay is available for those who are unable to make today's call. Speaking for management this morning will be Pat Lavelle, President and Chief Executive Officer; and Michael Stoehr, Senior Vice President and our Chief Financial Officer. Following their remarks, we will have a Q&A session for those investors wishing to ask any questions. John Shalam, Chairman of the Board, is also with us today and will be available during the Q&A portion of our call as well.

I would like to remind everyone that except for historical information contained herein, statements made on today's call and webcast that would constitute forward-looking statements are based on currently available information. The company assumes no responsibility to update any such forward-looking statements. And risk factors associated with our business are detailed in our Form 10-K for the period ended February 28, 2019. Additionally, I'd like to reference today that we launched an enhanced website with more functionality and several new lifestyle imagery photos. I'd encourage all of you to take a look at that when you have time, and as always we appreciate feedback.

At this time, I'd like to turn the call over to our President and CEO, Pat Lavelle. Pat?

Patrick M. Lavelle: Good morning, and thank you Glenn.

As you saw from our preannouncement on April 2019 and our results issued yesterday, we've got a lot going on. For the past 6 months, we have made substantial changes, combining our business groups, streamlining operations, rationalizing our product portfolio and restructuring to ensure we're better positioned to meet market demand and reach optimum operating efficiencies, resulting in significant future savings. Our year-end results announcement highlights the actions we have taken, and what I'd like to do today is provide you with more color around how we intend to operate moving forward with a focus on improving profitability and shareholder returns.

Our performance over the past several years has been inconsistent. Positively marked by the improvement in our Premium Audio business, success of new products and the entrants into new technologies. But also negatively impacted by changes at retail, disruptive technologies and delays in the launch of new projects by some of our OEM partners. We remain focused on adjusting the business to respond quickly to consumer preferences and market fluctuations, which is critical to our future.

We've had a lot of new developments that have yet to positively impact our P&L, but we believe will come to fruition this year. Namely, growth at EyeLock, growth with our wearable program with UHC and others and continued success in select Premium Audio categories. One area we are watching very closely is the most recent developments with respect to the U.S.-China trade negotiations. As for our strategy to unlock shareholder value, we previously announced the consolidation of Oehlbach and Schwaiger operations, our 2 international accessory groups, into one, resulting in lower headcount and expenses, and we discontinued some older product lines. This was and remains a profitable entity, and we believe with the changes made, we can enhance the bottom line further in FY20.

In addition, today we announced that we have signed a nonbinding letter of intent to sell our real estate in Pulheim, Germany, which is expected to generate gross proceeds of approximately $12 million, further strengthening our cash position. In international Premium Audio, we combined the operations of Magnat and Heco, 2 of our high-end Premium Audio brands in Germany and folded them into the Klipsch Group, again lowering headcount and reducing expenses, allowing for the sale of our Pulheim facility. We're maintaining our office that houses sales, marketing and order entry and all that remains at this point is the conversion of VOXX's ERP system, to the German system, which will be completed in June.

Our domestic accessory business has had the most change, as over the past few years they have been negatively impacted by new technology from Amazon and Google that have dramatically affected sales of portable Bluetooth speakers and other related accessory products. This combined with declines in some of our older legacy products and drastic changes in retail, led us to the SKU rationalization program and the restructuring of the operation. Going forward, we are focusing on more stable product lines, categories where we have leading market share or technology and customers where we have higher volumes and opportunities to expand. Accessories will be a smaller contributor to VOXX, but should be more profitable as we have reduced overhead and expenses to match anticipated sales. As a result of our restructuring, we have combined our former Premium Audio and Consumer Accessories segments less EyeLock into 1 new reporting segment, consumer electronics, where we believe we can better leverage synergies, operate with lower headcount and on a lower cost basis. This new segment will primarily contain our high-end Premium Audio product lines and other audio product audio lines sold under various brands. Commercial speakers for the custom installation market, digital antennas, karaoke products under our growing Singsation brand, all wearable products, including our program with UHC where we leverage our logistics and distribution capabilities for companies such as Apple, Samsung, Fitbit, Garmin and Striiv. And finally, the international accessories product lines across several categories. While these actions resulted in a $4.6 million restructuring charge and a $25.8 million noncash impairment charge in FY19, we expect operating expenses in this combined group to decline in fiscal '20 with major cuts in our former Consumer Accessories segment, partially offset by modest increases within the former Premium Audio segment, given some new promotional campaigns that are planned and tied to growth initiatives. In addition, we expect sales in our new consumer electronic segment to be up modestly, and as stated, with greater profitability. Driving the top line will be the wearable category, which I referenced earlier, new and in some cases extended retail programs for antennas, remotes and speakers with retailers, including

Best Buy, Walmart, Costco and Menards as well as some of the Premium Audio products as after a full year of market penetration, the new Reference Premiere product suite under Klipsch, not only gained significant traction, it took Klipsch to an all-time high market share in the U.S. This is expected to continue. In FY19, Klipsch grew in Canada and in the EMEA region, up nearly 20% and 10%, respectively, and there are further opportunities to expand internationally, especially in Asia and South America. Klipsch will also continue to leverage its distribution and has new product launches scheduled this year in the speaker, soundbar and headphone categories. It's important to note the changes we implemented last fiscal year to limit distribution to enhance margins.

Next, and for more clarity, we now established a biometrics group, which today consists of EyeLock and which was formerly part of our former Consumer Accessories segment. Many of the losses experienced by that group were a result of the addition of EyeLock with its large R&D component and overhead structure. With EyeLock now a standalone segment investors will have more visibility into the operation and anticipated improvements here, especially as we ramp-up sales associated with the ViaTouch AI machines and generate new revenues and income streams as we're nearing the final stages of completion with a partner in the health care space for EyeLock's embedded solutions. We also have and continue to make progress from the security sector, as we will begin shipping the EXT outdoor reader in June. This is extremely important as this solution should jump-start our access control business. There is currently no device like it on the market. In addition, there are a few partnerships we've been working on for the past year and in some cases the past few years, which we expect will come to fruition. High-margin business, better volumes and some blue-chip partners are on our side. Once the contracts are finalized, we will have more news to share. EyeLock is not expected to be profitable yet, but we do expect a positive ramp this year and have reduced non-core G&A expenses and reallocated savings to more sales-, marketing- and R&D-driven areas. And finally, our last segment will continue to be the Automotive electronics, which incorporates both OEM and aftermarket business. Automotive, which has been a bright spot for us in recent years due to the successes we've had in Rear Seat Entertainment, where we hold the #1 market position and remote start where we are one of the top suppliers domestically, is expected to decline this year, both sales and profitability, not to any loss of any program, but rather the global Automotive market will not be as robust, and this is being felt industry-wide, leading to tempered expectations. Despite that our EVO Rear Seat Entertainment system continues to grow in popularity, and we are in the process of quoting new opportunities with several OEMs. Our business with Ford, GM and Nissan remains in full swing and we'll be launching on Lincoln Aviator and the Nissan Armada, later this calendar year. While there will be fewer new launches of EVO-based RSE vehicles this year, we anticipate some offset with new remote start programs with Ford and the renewal of other programs. We had already combined these operations, in our Florida facility, and now have been enjoying the synergies resulting from that consolidation. We are continuing to focus on developing new technologies for the OEM market and expanding our offering in the aftermarket, where we believe we can leverage over 50 years of relationships.

Now I'd like to shift attention to some of the more corporate initiatives underway and planned in FY20. As you saw from our announcements, the Board has increased the amount available to repurchase our stock to 3 million shares, an increase of over 1.6 million shares. We intend to utilize this program given our strong cash position and because we believe an investment in VOXX represents a good use of capital. Of course, there are restrictions as to the number of shares we can purchase on a daily basis, but we have full intentions of beginning this programs, as we are able to, under the security laws. As you saw from our press release, we are in the process of negotiating new employment agreements with C-Suite executives for myself; Mike Stoehr, our CFO; and Loriann Shelton, our COO, with update anticipated to be announced in our FY20 first quarter. The changes discussed are based on further aligning management interest with shareholders. Additionally, our Founder and Chairman, John Shalam, has agreed to forego his annual cash bonus. Throughout all segments, we will continue with our realignment plans and SKU rationalization, looking to wind down nonprofitable product lines throughout the year and primarily in the first quarter. Wherever possible, our goal is to leverage shared services, reduce cost and institute lean methodologies and automation tools to drive efficiencies. It's our belief that as we exit the first half of the fiscal year, VOXX will be in a much stronger position to generate more consistent profitability on an annual basis. There also remains significant interest in our brands, products and divisions, so we may look to divest certain assets this fiscal year as we have done in the past. However, the price has to be right. But we are going to be more opportunistic in this regard. While concurrently continuing to look at potential acquisitions that can help us drive sustainable growth and improve profitability. And lastly, given the strength of our balance sheet and anticipated improvements to our business, the Board is evaluating potentially issuing a dividend later this fiscal year. We'd like to first implement all of the changes that are underway, see how the markets progress and other changes that may come about as part of our strategy, and we'll update the market on our plan sometime in the second half of fiscal year.

At this point, I'd like to turn the call over to Mike Stoehr, our CFO, who will go through some of the numbers. Mike?

Charles Michael Stoehr: Thanks, Pat. Good morning, everyone. Pat dressed all of the changes we've made and will be making this year. So I'll cover our fourth quarter and fiscal year results. Highlighting some of the key year-over-year variances and closing with some comments on our balance sheet.

Starting with the fourth quarter, which is a quarter in which we had the majority of noncash impairment charges and restructuring expenses. Net sales of $107.5 million declined by $14.8 million. Within this, Automotive segment sales were down $8.2 million with approximately $5.1 million of decline related to OEM, as we had a number of vehicle launched in last year's fourth quarter and higher take rates given the current status of the domestic car market. Aftermarket sales comprised remainder of the decline with the biggest drop in satellite radio category as expected as more vehicles are now equipped with this feature. Premium Audio segment sales of $36.7 million were essentially in-line with the prior year period, down approximately $600,000. We experienced very strong growth in the home speaker category, offset by a decline primarily in soundbars. We had planned for this as part of our SKU rationalization, moving some of the lower margin product lines. The variance in other product lines are not material on a dollar basis. Consumer accessory segment sales of $33.5 million declined by $6.2 million compared to Q4 in fiscal '18, again, primarily due to the SKU rationalization program. We removed a number of SKUs in the second half of the year across a number of product categories. Additionally, the reception category declined as we had high load-ins to one customer in last year's fourth quarter, which did not repeat. We no longer will be carrying some of our home audio speaker lines now that we've combined the Premium Audio with Consumer Accessories segments. Again, tying back to the SKU rationalization program. International accessory sales were also down as we limited online distribution, changed our international e-commerce model and due to timing of orders, which are expected to be recouped in FY20. As an offset we experienced year-over-year increases in our Singsation karaoke line in digital audio and our project -- and in our project -- nursery product line. Gross margins of 22.1% were down 40 basis points with the vast majority of impact related to our Consumer Accessories segment with all of the changes that took place and specifically due to higher field warehouse expenses as a result of the German transition, and also inventory obsolescence. As Pat noted, in Germany, we entered into a nonbinding letter of intent to sell the Pulheim facility. We consolidated warehousing and 3PL services. And moving forward we expect better performance as we focus on specific product categories and higher margin and more sustainable product lines. For reference, Automotive segment margins declined by 100 basis points due to the timing of programs and lower sales volume, and Premium Audio segment margins improved by 8 basis point -- 80 basis points. As for operating expenses, total operating expenses of $54.2 million increased $17 million year-over-year. However, $20.6 million of expenses related to intangible impairment charges of $16 million and $4.6 million of restructuring expenses. Our core overhead, excluding the impairment and restructuring, was down year-over-year as a result of reduced overhead and ongoing cost control measures. This resulted in an operating loss of $30.4 million versus an operating loss of $5.5 million in Q4 of last year primarily due to lower sales, lower gross margin, impairment charges, severance and restructuring-related expenses.

I'm going to switch to our fiscal year results, as the vast majority of the impairment and restructuring charges took place in the fourth quarter and rather than rehash it twice, it will provide you greater clarity on our full year performance. Net sales of $446.8 million declined by just over $60 million with $53 million of the decline attributed to the Consumer Accessories segment, as we're exiting lower margin in older legacy product lines. There was also a large sale in FY18 that did not repeat. Premium Audio segment sales declined by $14 million, due to some discontinued products and the fact that FY18 included a number of closeout permissions. We saw increases in our home entertainment product lines, in-wall and in-ceiling architectural speakers for the CI channels. Automotive segment sales increased by $6.2 million, primarily due to OEM programs for Rear Seat Entertainment. Gross margins of 27.2% increased 110 basis points, with the Premium Audio segment a key driver, up 360 basis points. Automotive segment margins were down 50 basis points and Consumer Accessories segment margins were down 80 basis points. As you see in our Form 10-K and press release, total operating expenses increased by $11.2 million. However, backing out the noncash intangible asset impairment charge of $25.8 million and restructuring expense of $4.6 million, total operating expenses would have declined by $19.2 million or 12.7%. Selling expenses declined due to cost cutting measures, including lower advertising cost, headcount reduction and lower G&A as well as lower commissions due to lower sales. G&A expenses declined due to low professional fees, bonus accruals and incentive, and ongoing cost cutting efforts related to our restructuring. Engineering and technical support expenses also declined as R&D expenses came down as we completed product development projects, related to the launch of our EVO Rear Seat Entertainment system. Headcount is also lower year-over-year. We had two offsetting factors. One, an increase in health care cost. And two, an increase in R&D expense and EyeLock as we're nearing the final stages of completion with new systems soon to come to market. With respect to other expenses, we had a $12.8 million increase year-over-year. Interest in bank charges declined by $1.6 million, as we paid down our domestic credit facility in full.

Equity and income of equity investees, which relates to our investment in ASA, was approximately $600,000 lower, but still very strong and consistent contributor for us. Within other expense in FY19, we had a $3.5 million impairment on Venezuela properties and a $16.5 million impairment on the notes receivable of 360Fly, which we discussed previously. And in FY18, we have other net of $7.6 million, which included $8.8 million of net losses on foreign currency, of which $6.6 million related to losses on forward contracts incurred in conjunction with the sale of Hirschmann.

So, in total, FY19 included $25.8 million of noncash impairment charges recorded in operating expenses, $4.6 million of restructuring expenses, which were cash expenses, also recorded in operating expenses. $20.5 million in noncash impairment charges related to the 360 note, impairment in Venezuela and a loss on investment. These expenses were recorded in other expense. Taken together, this totals $50.4 million of expenses or charges, which are not expected to repeat. That's the key takeaway when you look at both our operating loss and net loss for the fiscal year. In fact, on an operating basis, our loss has shrunk year-over-year, even with declines in our Consumer Accessories segment and all of the restructuring activities. We reduced headcount since the beginning of the fiscal year by approximately 9%. And with the changes we made in our business structure, we will be operating more efficiently.

A better measurement of our performance would be adjusted EBITDA, as this takes into account all of the adjustments. In FY18, we had a positive gain from the sale of Hirschmann, offset by the loss on Ford FX contracts. In FY19, all of the impairment and related -- in fiscal '19 all of the impairment-related restructuring charges also impacted us. We recorded adjusted EBITDA of $13.7 million this year versus $10.7 million in FY18, an improvement of $2.9 million or over 27%.

Lastly, our cash position improved $6.5 million year-over-year, even with the restructuring charges and increased $9.5 million sequentially compared to November 30, 2018. We have net, no debt outstanding on our $140 million domestic credit facility and our total debt of $17.6 million as of year-end, a $1.2 million reduction compared to FY18. Our debt should decline more upon the completion of the sale of the Pulheim facility. For the nonbinding LOI we disclosed today and upon closing, our cash position will increase by approximately $10 million net of closing cost and mortgages. Our balance sheet is very strong and we have access to capital to implement the strategy Pat has laid out.

I'll turn the call back to Pat for any closing remarks. Pat?

Patrick M. Lavelle: Okay. All right. Thank you, Mike. In closing, obviously we're not pleased with the past performance or the valuation of the company. But we've not stood by idly, as we continue to make the changes that we believe will result in a stronger VOXX. Our goal is to sustain profitability through the realignment -- although the realignment will continue in the first and second quarters, and we are anticipating losses as a result, not the case thereafter. We have a strong balance sheet, cash on hand and access to capital, and we intend to repurchase our shares to support the stock, strengthen our value and invest in our future. I know it's -- this has been a long road and it's been equally frustrating for me personally as CEO. With the restructuring mostly behind us and a clear path forward to alter VOXX's course, I am more confident today that we will improve profitability and returns.

With that, operator, we're now ready to open up the call for questions.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions)

And our first question comes from Brad Leonard with BML Capital Management.

Braden Michael Leonard: First, what happened on the 360Fly? The last time we spoke, I asked some questions about this and you guys were kind of pretty confident that the company was changing direction, you were going to take control and still had some great new products that were coming out.

Patrick M. Lavelle: Yes. They did. We did take control, but we were not able to work out what I would name as a profitable relationship with the customers that we were talking to and based on that we made the decision to end it.

Braden Michael Leonard: Okay. So that leads me to the next, I guess, investment you guys are making in EyeLock. And you invested $16 million in 360Fly, which was $0.75 this year. EyeLock, you've invested more like $49 million or $50 million at this point, so it's $2 this year. What gives you any confidence that EyeLock is going to turn out any better than 360Fly?

Patrick M. Lavelle: Well, when you look at or the way we look at it is there's no question that we're all going to be identified by our biometrics, and that's just becoming more and more prevalent. EyeLock has a very, very strong IP position around iris authentication, which is the most secure form of biometric authentication, short of DNA testing. So based on that, based on the conversations that we're having with different companies, where they plan to use iris biometric in a situation of much higher security, we believe that the company is in a very good position to grow, based on that. Right now, EyeLock has about 100 patents, of which about 70 have been issued and there is another 30 in application, which gives their -- their IP is very strong, and we believe that in many, many cases people will have to license, if they want to use iris in any other application. The other part of EyeLock that is different. We, as a electronics company, have to continue to reinvent ourselves and look for businesses that have bright futures and biometrics really is one space that we see has a bright future.

Braden Michael Leonard: Okay. So, I guess, we've heard a lot of promises about EyeLock over the last few years in the different applications, the vending machine, which always seemed kind of silly to me. You had some sort of a partnership with slot machines and then we haven't heard anything more about that. So it seems like this is you have been optimistic on this in the past and we have not seen anything to come out of it, the VOXX' were slightly reduced last year. But you're still losing $13.5 million or something like that last year, down from almost $16 million and then $18 million a year before. So what do you think the losses are going to be in that division this year?

Patrick M. Lavelle: Well, I -- basically what we're looking at is we're looking at a ramp-up of income that we get from the ViaTouch, as they start to deliver their machines. We also are expecting to introduce in June our EXT product that we believe, again, is a one-of-a-kind product, because it is a -- the first iris biometric that can effectively work outdoors. And the interest level that we've received that shows and the interest level from prior customers who bought our NXTs give us a positive feel that the EXT will help drive top line revenue and return profitability. On top of that there are some other embedded programs that we are working on that we could see develop this year, okay? Most likely because they are with OEMs, now I'm not talking car OEMs, but we have to wait until they develop the product themselves, and embed and use our technology. So we've got a number of different customers that we are working on in that type of situation. You've mentioned slot machines, you've mentioned some of the others, these programs are still in the works, we're still moving forward, we're still working on fine-tuning the technology to work within those applications.

Braden Michael Leonard: Okay. I'll take your word and all that. But, I mean, I don't need to be a dead horse on this subject. But I mean 3 months ago we were -- you guys were positive on the 360Fly going into law enforcement and all these different things you're working on. And then here we are 3 months later and the whole thing has just shut down.

Patrick M. Lavelle: So the problem that we have there is, prior to our conversations, we were getting commitments from the major customers that they had. We did not afterwards believe that the volumes that they were committing to would support the company and based on that, we made a decision. So sometimes we're operating off of information that we're being received, but we could not get that into a contract. And if we couldn't get it into a contract, we were not going at it.

Braden Michael Leonard: Okay. So on the buyback here. You guys have announced an increase -- you had an authorization that was outstanding, and I think you had 1.3 million or 1.4 million shares left. Is that correct?

Patrick M. Lavelle: Yes. Yes, yes.

Braden Michael Leonard: So we announced this with all this kind of ugly results, bad news and write-offs and write-downs and whatnot. We're increasing the buyback, which is great. But you had an outstanding program in place and you have not purchased shares since 2015. So it seems to me that we're just kind of coming out and saying, hey, we've got this. Oh, look at this, what about this buyback. And we think the shares are good value. Well, the shares have been trading here roughly for the last year, and you've had a plan in place that could have been utilized, and it wasn't. So just I think the Board can sit there and this is my opinion there's no -- I mean, finish the first one. I mean there's no indication that you've been buying back any shares or we're going to see any buyback and the stock trades at a very low valuation to assets, not to earnings, but to assets it does. And so it just seems to me that you're trying to put lipstick on a pig a little bit and saying, hey, here's this buyback. Well, you didn't utilize the other one. So I don't need a response on that. My last thing is...

Patrick M. Lavelle: Well, let me just say this, I mean as I indicated, our cash position now is strong. We anticipate some of the other things that we're doing that will increase our cash position, and I guess we'll just wait until we have a conversation in the second quarter.

Braden Michael Leonard: That is fine. That's fair enough. And then lastly, you have these assets, you own a lot of real estate, you have some brands that are worth something. I mean have we thought about just liquidating this entire company or selling the company piece by piece, liquidating the assets, because I think the assets are worth far more than the stock price. But how do we ever realize that if no one is going to take any action to do this? So do I think the stock might be worth $8 this year, sure, plus or minus, I don't know, maybe even more. You've got a valuable RV business. You've got a lot of owned real estate. The Klipsch business is probably worth something, and you have these assets and the stock is hitting well below this. So how do we ever realize this? As investors, we have no real say because you have a control shareholder who's got voting control. So how are we ever going to realize any value for this?

Patrick M. Lavelle: Well, I think that the plans that we have laid out as far as improving, purchasing shares, possibly doing a dividend, possibly doing an acquisition, possibly doing a divestiture, as you've indicated. These are all things on the table. These are all the things that the Board has discussed. If the right opportunity comes, we will act on it. You've seen us acquire and divest in the past. So we believe that with the businesses that we have, whether they be in the Premium Audio space or the Automotive space, these businesses are healthy. The investments are the ones that are causing us to spend money to break into new categories. And if these new categories start to improve and really take hold, I truly believe that you're going to see that reflected in the share price, along with all the other things that we're planning on doing. So that's our position at this point.

Operator: (Operator Instructions)

Our next question comes from Sheldon Grodsky with Grodsky Associates.

Sheldon Grodsky: I have to agree with much of what the last questioner was asking about. Looking over numbers from where the company is today to where it was in 2010. I would have to estimate that the return on investment for the company has averaged 0% for the last 9 years. The equity is about the same, and I don't think there has been too much leakage from dividends. So that -- the question does come up as to why not do an early liquidation to realize the values. I just think that's an idea that has to be considered very seriously, if the assets are real?

Patrick M. Lavelle: That's -- obviously that's something we've considered all along. Again -- and I'll go back to what I just indicated to Brad. Again, if -- we've been up and down as a company since 1960. Businesses change, technology comes through, we believe that the health care space is one that has great potential. We believe that biometrics has great potential. And we believe the 2 programs or the 2 segments that we have, both in the consumer and in the Automotive, are stable businesses. And therefore, if we can continue to grow those businesses, although, modestly and enter into new fields where we can get top line and bottom line growth, I think you're going to see an improvement in the share price. And I agree, there is equity in the company and there's valuation there in the assets. So we look at all of it.

John J. Shalam: I'd like add a few comments to that.

Patrick M. Lavelle: John Shalam is -- would like to make a comment.

John J. Shalam: I've well heard your questions and totally understand your frustration, and the need to materialize better results for our stockholders and I'll remind all of you that I'm as well a major shareholder personally. And -- however, we're really undergoing a major restructuring and a major reorganization. And I personally have a lot of confidence in the next several periods of time that we're going to see good improvements happening. Many of our operations are doing quite nicely and have good potential. We do have a problem in terms of the EyeLock situation, the cash drain, we're all very well aware of that and we're confident that we'll be able to start to show some improvements in the EyeLock situation as we go forward.

The question as whether to liquidate the whole company or not is an interesting one. We've spent a lot of time discussing that. I have a lot of confidence, however, in the future of this operation and I think we can materialize better results for our shareholders by continuing to operate and to proceed with our restructuring plan and continue to improve our operations and benefit from the market performance. That remains to be seen; that decision is always available as we go forward.

Operator: And our next question comes from Eric Landry with BML Capital Management.

Eric Landry: So I just want to follow up on the prior two questions. So as far as I can see, this has been a wait-til-next-year type of commentary on these calls for a few years now. I'd like to know, has the Board determined a redline as to how long they're going to let this go before they take some sort of action like try and just monetize the assets.

For instance, let me just go over something here. I mean, so on January 10 you talked about 360Fly having a pretty decent -- said you spoke with a number of their customers who are -- decisions are ongoing, continuing the product, you can talk about profitability for the company once you get refinanced. Six weeks later, you say to liquidate the thing. So I'd just like to know, I mean, so that $0.67 that was just lit on fire. Gone. See you. That's it. So I'd just like to know, is there a -- I mean, is there a -- I mean, well the Board let the value of the assets get down to, I don't know, $6, $5, $4, what is the sort of the redline that the Board has here as far as asset value?

Patrick M. Lavelle: Well, when you look at the things that we're doing now and the initiatives that we're taking, it's all about trying to drive shareholder value and trying to improve the results of the company. In the case specifically of 360, we were in negotiations with some of their major customers that allowed the company to be profitable. However, if we were not going to get those agreements in writing, okay, we had made it very, very clear that we were not going to move ahead. And the results of the negotiations were not satisfactory, and therefore instead of continuing with 360 and continuing to lose money, we decided that was enough.

In the case of EyeLock, that's a very different story. When you look at our P&Ls, EyeLock is the big drain in cash and in loss, other than some of the noncash impairment things that we're doing to adjust to the realities of the new business that we have today within our accessory group. But this is not something that doesn't happen from time to time. Within the electronics business, you're constantly evolving new product, developing new product, and existing product and legacy products continues to decline, and in some cases disappear. That is part of the business that we're in, okay?

With that said, we believe that we've adjusted the overhead. We've dropped 77 people from just November and expect that we'll continue to drop some overhead to make sure that the operations that are the -- let's say legacy operations remain profitable. So that we can invest in some of the future businesses that we believe can take this company down the road for the next 10 years and increase overall value. Now certainly, as what we've done with 360, if we get to a point where we do not believe that the businesses that -- or the business that's coming on any one of our categories are not going to be enough to support the business or not going to be what we thought, we will make that call and we will make that adjustment. But if we just stay in place and do not invest in the future, everything will eventually start to disappear because that is the nature of electronics.

Eric Landry: Okay. Let's switch over to EyeLock here real quick. You mentioned this on this call as well as several other calls that EyeLock has "strong IP" yet your competitor Iris IDs are in the airports. There's another competitor that's already on phones, doing some stuff in India. What gives you the confidence that EyeLock's IP product, what have you, is strong enough to compete with these other players in the industries that are already on these platforms that are already out there?

Patrick M. Lavelle: One is when we compare our products to our competition, our standoff distance and speed is greater. We're as competitive on a price standpoint as they are and some of the businesses that we're talking to are generating as far as our embedded solutions are set to generate some very strong volume. And that's where we believe that as these programs materialize that -- and since the embedded program is a royalty-based program. The margins will be very high, and we believe we can get it to the point to where it becomes profitable. And from there, as more and more biometrics are used, we believe that EyeLock is in a good position to take advantage of those applications.

Eric Landry: Okay. So when you say very strong volumes, is the vending machine one of the products that is going to drive these very strong volumes?

Patrick M. Lavelle: There are 7.7 million vending machines in the United States.

Eric Landry: Yes. But I mean...

Patrick M. Lavelle: So the volume levels that our partner ViaTouch is indicating to us would be very impactful to our numbers.

Eric Landry: Is there anything that you've done on your end to vet those volume numbers?

Patrick M. Lavelle: Yes. And we speak with them on a regular basis. And we know they're ramping up, okay? And it is as fast as they can get machines, is as fast as we can see them -- get them located in different locations with different companies.

Eric Landry: So they have signed contracts in the end.

Patrick M. Lavelle: Oh, yes, they do. Oh, yes.

John J. Shalam: Okay. And, Eric, this is John Shalam again. As a follow-up to your question, the Board has made the decision now. We are restructuring, we are removing costs, we may divest and we may acquire. We do intend to execute the buyback program. We are exploring a dividend. So the answer to your question, yes, the line has been drawn. Thank you, Eric.

Operator: And this concludes our Q&A session. I'd like to turn the call back over to John Shalam for closing remarks.

Charles Michael Stoehr: Operator, that was the closing remark. Please end the call. Thank you very much.

Patrick M. Lavelle: That was. Thank you all, and have a good afternoon.

John J. Shalam: Thank you.

Operator: Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program. You may disconnect. Everyone, have a great day.